Exhibit 99.1

July 3, 2014

Dear Shareholders:

The Board of Directors of Wilson Bank Holding Company would like to share the results of our first six months of 2014 with you. The assets of your Company as of June 30, 2014 were $1.810 billion representing an increase of $53 million since January 1, 2014. The Company’s earnings for the first six months of 2014 were a record $9,325,000, up $2.1 million from the first six months of 2013. The month of June was the largest profit month in our history. We continue to see improvements in our economy and loan quality which has resulted in a decrease in loan loss provisions during 2014.

We are very pleased with the opening of our new Donelson Office that took place on June 1st. This new facility is a great addition to the operation of our West region. We continue to see tremendous growth in our new technology products as well as our new Kasasa checking account. This is a great time to refer your family and friends to your bank.

Wilson Bank & Trust is well positioned for the future with our 25 office locations. We are large enough to be very competitive while meeting regulatory changes and maintain a strong 25 year plan which includes a succession plan as well as remaining an independent bank. As part of this plan, we are continuing to build a younger stockholder base.

The Board of Directors has declared a $.30 per share cash dividend to shareholders of record as of July 1, 2014 that will be payable on July 31, 2014. The latest price at which the Company’s common stock has been sold was $46.75 per share.

In closing, we deeply thank you for investing in Wilson Bank Holding Company. We welcome your suggestions and referrals to our bank. Please call us if we can be of service to you at any time.

Sincerely,

Randall Clemons	John Freeman
President/CEO	Chairman
Wilson Bank Holding Company	Wilson Bank Holding Company